Exhibit 99.2

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA FROM THE
CONSOLIDATED FINANCIAL STATEMENTS ATTRIBUTABLE TO THE COMPANY

June 30, 2022 (Unaudited)

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA

FROM THE CONSOLIDATED FINANCIAL STATEMENTS

ATTRIBUTABLE TO THE COMPANY

AS OF JUNE 30, 2022
(UNAUDITED)

U.S. DOLLARS IN THOUSANDS

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Special Report in accordance with Regulation 38d

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Group's consolidated financial statements as of June 30, 2022, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 38d to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Financial Position Attributable to the Company

	June 30,		December 31,
	2022	2021	2021
	Unaudited		Audited
	U.S. dollars in thousands
ASSETS
Non-current assets
Investments in investees	$1,306,356	$1,175,151	$1,261,541
Restricted cash	7,046	6,521	5,900
	1,313,402	1,181,672	1,267,441
Current assets
Cash and cash equivalents	56,333	42,518	6,137
Derivative asset	—	—	22
	56,333	42,518	6,159
Total assets	$1,369,735	$1,224,190	$1,273,600

EQUITY	$1,042,725	$949,057	$1,008,076
NON-CURRENT LIABILITIES
Debentures, net	315,634	171,197	258,773
Current liabilities
Accounts payable and accrued liabilities	5,832	4,256	4,672
Debentures, net	—	97,864	—
Derivative liability	—	339	—
Due to Owner	5,544	1,477	2,079
	11,376	103,936	6,751
Total liabilities	327,010	275,133	265,524
Total equity and liabilities	$1,369,735	$1,224,190	$1,273,600

The accompanying notes are an integral part of the condensed interim financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Profit or Loss Attributable to the Company

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2022	2021	2022	2021	2021
	Unaudited				Audited
	U.S. dollars in thousands

Share of profit from investees, net	$40,619	$32,577	$26,633	$3,588	$146,798
Asset management fees to affiliate	(6,315)	(7,380)	(3,187)	(3,528)	(14,012)
General and administrative expenses	(2,914)	(2,134)	(1,581)	(1,495)	(4,776)
Operating income (loss)	31,390	23,063	21,865	(1,435)	128,010
Finance expense	(7,843)	(6,620)	(4,327)	(3,486)	(13,709)
Finance income	4	5	2	3	8
Foreign currency transaction adjustments, net	31,097	2,839	23,832	(5,507)	(7,446)
Net income (loss)	$54,648	$19,287	$41,372	$(10,425)	$106,863
Total comprehensive income (loss)	$54,648	$19,287	$41,372	$(10,425)	$106,863

The accompanying notes are an integral part of the condensed interim financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Cash Flows Attributable to the Company

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2022	2021	2022	2021	2021
	Unaudited				Audited
	U.S. dollars in thousands
Cash flows from operating activities
Net income (loss) for the period	$54,648	$19,287	$41,372	$(10,425)	$106,863
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share of (profit) loss from investees	(40,619)	(32,577)	(26,633)	(3,588)	(146,798)
Finance expense	7,843	6,620	4,327	3,486	13,709
Distribution from investees, net	18,860	28,497	7,777	14,134	53,904
Foreign currency transaction adjustments, net	(31,097)	(2,839)	(23,832)	5,507	7,446
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	1,055	79	1,010	43	67
Restricted cash for operational expenditures	(396)	(361)	(415)	(3)	(283)
Due to Owner	3,465	(1,568)	1,486	(3,870)	(966)
Net cash provided by operating activities	13,759	17,138	5,092	5,284	33,942
Cash flows from investing activities
Distribution (to) from investees, net	(23,056)	16,271	(25,773)	(25,236)	20,138
Proceeds from termination of derivative financial instrument	—	—	—	—	1,198
Net cash (used in) provided by investing activities	(23,056)	16,271	(25,773)	(25,236)	21,336
Cash flows from financing activities
Proceeds from debentures	90,988	74,232	90,988	—	256,894
Payments of deferred financing costs	(1,919)	(923)	(1,919)	—	(6,121)
Principal payments on debentures	—	(58,889)	—	—	(264,089)
Interest paid	(5,228)	(5,285)	—	—	(8,363)
(Funding) release of restricted cash for debt service obligations	(1,877)	—	(1,877)	—	943
Distribution to Owner	(20,000)	(11,758)	(8,750)	(10,608)	(41,758)
Net cash provided by (used in) financing activities	61,964	(2,623)	78,442	(10,608)	(62,494)
Effect of exchange rate changes on cash and cash equivalents	(2,471)	(224)	(2,335)	1,411	1,397
Increase (decrease) in cash	50,196	30,562	55,426	(29,149)	(5,819)
Cash, beginning of the period	6,137	11,956	907	71,667	11,956
Cash, end of the period	$56,333	$42,518	$56,333	$42,518	$6,137

The accompanying notes are an integral part of the condensed interim financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.
Additional Information

U.S. dollars in thousands

NOTE 1:    BASIS OF PREPARATION

Separate financial information is prepared in a condensed format as of June 30, 2022 and for the three and six months then ended, in accordance with Regulation 38D of the Securities Regulations (Periodic and Immediate Reports), 1970.

Please refer to the separate financial information in this regard to the financial information on the annual financial statements of the Company as of December 31, 2021 and for the year then ended and the information accompanying notes (hereinafter - the annual consolidated financial statements).

As of June 30, 2022, the Company had a working capital of $45.0 million, primarily attributed to the additional Series B Debentures issued during the six months ended June 30, 2022. See Note 2 for additional details.

NOTE 2:    SIGNIFICANT EVENTS DURING THE REPORTING PERIOD

Additional Series B Debentures Issuance

On May 2, 2022, the Company raised approximately $95.3 million (approximately 320.4 million Israeli new Shekels at a price of 0.96 for every 1) of additional Series B Debentures to Israeli investors pursuant to a private offering registered with the Israel Securities Authority. The Series B Debentures would be identical in the terms and pari passu to the existing bonds.

Series B Debentures

The Series B Debentures contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 475 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap (shall not exceed a rate of 75%); (iii) Adjusted NOI shall be no lower than USD 35 million; and (iv) the consolidated scope of the projects for development of the Company shall not exceed 10% of the adjusted balance. As of June 30, 2022, the Company was in compliance with all covenants under the deed of trust of the Series B Debentures; (i) Consolidated Equity Capital of the Company as of June 30, 2022 was $1.1 billion; (ii) the Net Adjusted Debt to Net Adjusted Cap was 51%; (iii) the Adjusted NOI was $86.0 million for the trailing twelve months ended June 30, 2022; and (iv) the consolidated scope of projects was $0 as of June 30, 2022.

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